Exhibit 3.1

ARTICLES OF INCORPORATION

OF

KELLER FINANCIAL GROUP

ARTICLE ONE: NAME

The name of this Corporation is: Keller Financial Group

ARTICLE TWO: PURPOSE

The purpose of this Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business or the practice of a profession permitted to be incorporated by the California Corporations Code.

ARTICLE THREE: AUTHORIZED SHARES

(a)          Classes of Stock. This Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which this Corporation has authority to issue is Twenty Five Million (25,000,000) shares, $0.001 par value per share. Twenty Million (20,000,000) shares shall be designated Common Stock, $0.001 par value per share and Five Million (5,000,000) shares shall be designated Preferred Stock, $0.001 par value per share.

(b)          Preferred Stock. The Preferred Stock authorized by these Articles of Incorporation may be issued from time to time in one or more series. The Board of Directors is expressly authorized to determine the designation of any such series and to fix the number of shares of any such series. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any such series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series.

ARTICLE FOUR: LIMITATION OF DIRECTORS’ LIABILITY

The liability of the directors of this Corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

Exhibit 3.1

ARTICLE FIVE: INDEMNIFICATION

This Corporation is authorized to indemnify the directors and officers of this Corporation to the fullest extent permissible under California law and in excess of that otherwise permitted under Section 317 of the California Corporations Code.

ARTICLE SIX: AGENT FOR SERVICE

The name and address in the State of California of the Corporation’s initial agent for service of process is Ben A. Frydman, 660 Newport Center Drive, Suite 1600, Newport Beach, California 92660.

Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

ARTICLES OF INCORPORATION

OF

KELLER FINANCIAL GROUP,

a California corporation

Article One of the Articles of Incorporation of the Corporation (the “Articles of Incorporation”) be and hereby is amended such that Article One now reads in its entirety as follows:

“ARTICLE ONE: NAME

The name of this Corporation is: First Foundation Inc.”